Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME OF SUBSIDIARY OR ORGANIZATION	STATE OF INCORPORATION OR FORMATION

QHP Royalty Sub LLC	Delaware
BTI Acquisition I Corp.	Delaware
BioTransplant Incorporated	Delaware